As of June 30, 2015, the following persons or entities now own more than 25% of a funds voting security.

Person/Entity

ACCESS VP HIGH YIELD
NATIONWIDE LIFE INSURANCE COMPANY 	34.79%

ACCESS VP HIGH YIELD
TRANSAMERICA PREMIER LIFE INSURANCE CO	 25.56%